Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES THIRD QUARTER

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 25, 2023 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the third quarter ended September 30, 2023. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, October 26, 2023.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report third quarter earnings of $0.99 per diluted share and non-GAAP adjusted earnings of $1.13 per diluted share. Our results were achieved in the midst of a very challenging freight market that has continued into the fourth quarter of 2023.  Despite these market headwinds, we are pleased with the resiliency of our model.”

“Our asset-based segments contributed approximately 67% of total revenue, 69% of operating income, 63% of total freight revenue, and 72% of adjusted operating income in the quarter. Our Expedited segment experienced comparable freight revenue with approximately 2% fewer tractors, but experienced diminished margins compared to the third quarter last year. Our Dedicated segment experienced reduced freight revenue with approximately 12% fewer tractors and improved margins year over year.

“Our asset-light segments contributed approximately 33% of total revenue, 31% of operating income, 37% of total freight revenue, and 28% of adjusted operating income in the quarter. Compared to a year ago, Managed Freight experienced significant reductions in both revenue and profitability with little to no project related freight in the current quarter. Warehousing was able to grow revenue through new customer startups and improve margins with contractual pricing increases put into place during the quarter. We are continuing to work to increase the operating income and related margins in each of these segments through focused sales efforts within Managed Freight and additional proposed customer rate increases with existing customers within Warehousing.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $5.3 million, or $0.28 per share, compared to $7.4 million, or $0.38 per share, in the 2022 quarter. The decline in pre-tax net income for TEL was primarily a result of a reduction on gain on sale of revenue equipment.”

A summary of our third quarter financial performance:

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except per share information)	2023	2022	2023	2022
Total Revenue	$288,721	$311,839	$829,588	$920,801
Freight Revenue, Excludes Fuel Surcharge	$253,377	$266,599	$730,503	$791,069
Operating Income	$15,141	$59,059	$44,556	$109,779
Adjusted Operating Income (1)	$17,854	$22,451	$46,714	$75,235
Operating Ratio	94.8%	81.1%	94.6%	88.1%
Adjusted Operating Ratio (1)	93.0%	91.6%	93.6%	90.5%
Net Income	$13,506	$50,486	$42,434	$97,179
Adjusted Net Income (1)	$15,388	$22,641	$42,698	$70,858
Earnings per Diluted Share	$0.99	$3.39	$3.09	$6.12
Adjusted Earnings per Diluted Share (1)	$1.13	$1.52	$3.12	$4.46

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except statistical information)	2023	2022	2023	2022
Combined Truckload
Total Revenue	$193,661	$211,216	$560,068	$617,370
Freight Revenue, excludes Fuel Surcharge	$158,625	$166,408	$461,877	$488,648
Operating Income	$10,498	$50,076	$35,979	$79,539
Adj. Operating Income (1)	$12,840	$13,174	$37,009	$44,112
Operating Ratio	94.6%	76.3%	93.6%	87.1%
Adj. Operating Ratio (1)	91.9%	92.1%	92.0%	91.0%
Average Freight Revenue per Tractor per Week	$5,677	$5,462	$5,618	$5,379
Average Freight Revenue per Total Mile	$2.33	$2.46	$2.34	$2.43
Average Miles per Tractor per Period	32,076	29,154	93,480	86,483
Weighted Average Tractors for Period	2,126	2,318	2,108	2,329

Expedited
Total Revenue	$113,419	$117,793	$318,388	$338,234
Freight Revenue, excludes Fuel Surcharge	$91,689	$91,630	$259,316	$264,996
Operating Income	$7,522	$30,660	$22,613	$54,602
Adj. Operating Income (1)	$8,549	$10,784	$23,883	$35,615
Operating Ratio	93.4%	74.0%	92.9%	83.9%
Adj. Operating Ratio (1)	90.7%	88.2%	90.8%	86.6%
Average Freight Revenue per Tractor per Week	$7,830	$7,636	$7,669	$7,589
Average Freight Revenue per Total Mile	$2.12	$2.31	$2.14	$2.30
Average Miles per Tractor per Period	48,586	43,483	139,739	128,809
Weighted Average Tractors for Period	891	913	867	895

Dedicated
Total Revenue	$80,242	$93,423	$241,680	$279,136
Freight Revenue, excludes Fuel Surcharge	$66,936	$74,778	$202,561	$223,652
Operating Income	$2,976	$19,416	$13,366	$24,937
Adj. Operating Income (1)	$4,291	$2,390	$13,126	$8,497
Operating Ratio	96.3%	79.2%	94.5%	91.1%
Adj. Operating Ratio (1)	93.6%	96.8%	93.5%	96.2%
Average Freight Revenue per Tractor per Week	$4,124	$4,050	$4,185	$3,999
Average Freight Revenue per Total Mile	$2.69	$2.68	$2.67	$2.60
Average Miles per Tractor per Period	20,165	19,842	61,162	60,053
Weighted Average Tractors for Period	1,235	1,405	1,241	1,434

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 8.3%, to $193.7 million, while averaging 192 fewer tractors, compared to 2022. The revenue decrease consisted of $7.8 million lower freight revenue and $9.8 million lower fuel surcharge revenue. The decrease in freight revenue primarily related to the ongoing execution of our capital allocation program, including reduction of tractors associated with less profitable contracts, growth of units allocated to the AAT business unit acquired in 2022, and the acquisition of Lew Thompson and Son Trucking in the second quarter of this year.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment increased $0.1 million, or 0.1%. Average total tractors decreased by 22 units or 2.4% to 891, compared to 913 in the prior year quarter. The reduction in tractors was an intentional effort by management to adjust the fleet size down in response to the reduced volumes of available freight with expedited service requirements. Average freight revenue per tractor per week increased 2.5%.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment decreased $7.8 million, or 10.5%. Average total tractors decreased by 170 units or 12.1% to 1,235, compared to 1,405 in the prior year quarter. The decrease in tractors was attributable to the exit of underperforming business and truck reductions negotiated with current customers, partially offset by the addition of approximately 220 weighted average tractors as result of the Lew Thompson and Son Trucking acquisition during the second quarter of 2023. Average freight revenue per tractor per week increased 1.8%.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our truckload operating cost per total mile increased 29 cents per total mile or 12.1% compared to the prior quarter, primarily because the 2022 quarter included the benefit of the gain on sale from our California based terminal.  On a non-GAAP or adjusted basis, our truckload operating cost per total mile decreased approximately 14 cents or 6.2%, primarily due to reduced salaries and wages and operations and maintenance related costs.”

“Salaries and wages and related expenses decreased year-over-year by $2.0 million, or 4 cents per total mile, compared to the prior year primarily due to reductions in driver pay, partially offset by increases to worker compensation expenses.

“Operations and maintenance related expense decreased year-over-year by $6.0 million, or 8 cents per total mile, compared to the 2022 quarter, primarily due to replacing older tractors that experienced higher operating costs.

“Fixed equipment costs, inclusive of depreciation and leased transportation equipment remained flat on both an absolute dollar and a cents per total mile basis year over year.  Despite the increased cost for new equipment, over the past twelve months, we’ve been successful in replacing older leased tractors that underperformed operationally with newer tractors with improved uptime.”

“Gain on sale of revenue equipment was $0.6 million in the quarter compared to $0.2 million in the prior year quarter.”

Managed Freight Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2023	2022	2023	2022
Freight Revenue	$69,713	$78,382	$193,868	$244,814
Operating Income	$3,742	$8,605	$6,905	$28,062
Adj. Operating Income (1)	$3,854	$8,640	$7,177	$28,168
Operating Ratio	94.6%	89.0%	96.4%	88.5%
Adj. Operating Ratio (1)	94.5%	89.0%	96.3%	88.5%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 11.1%, from the prior year quarter. Operating income and adjusted operating income declined approximately 56.5% compared to the third quarter of 2022 as a result of reduced volumes of high-margin overflow freight from both Expedited and Dedicated truckload operations. Revenue and operating income in this segment are expected to fluctuate with changes in the freight market and our percentage of contracted versus non-contracted freight.”

Warehousing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2023	2022	2023	2022
Freight Revenue	$25,039	$21,809	$74,758	$57,607
Operating Income	$901	$378	$1,672	$2,178
Adj. Operating Income (1)	$1,160	$637	$2,522	$2,955
Operating Ratio	96.4%	98.3%	97.8%	96.3%
Adj. Operating Ratio (1)	95.4%	97.1%	96.6%	94.9%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 14.8% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business added during the current year as well as customer rate increases that began during the quarter. Operating income and adjusted operating income for the Warehousing segment increased $0.5 million compared to the third quarter of 2022.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At September 30, 2023, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $137.1 million to approximately $183.4 million as compared to December 31, 2022. In addition, our net indebtedness to total capitalization increased to 31.8% at September 30, 2023 from 10.9% at December 31, 2022.

“The increase in net indebtedness during the year is primarily attributable to acquisition investments of approximately $118.0 million, repurchasing approximately 0.7 million shares under our stock repurchase programs for $25.3 million, and approximately $47.5 million of net capital expenditures for revenue producing equipment, offset by cash proceeds of $12.4 million from the sale of our Tennessee based terminal in the first quarter, and cash flows from operations.

“At September 30, 2023, we had cash and cash equivalents totaling $7.4 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $21.8 million, and available borrowing capacity of $88.2 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of September 30, 2023, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment through September 30, 2023, was $35.1 million of expenditures, which includes the terminal proceeds discussed above. At the end of the quarter, we had $14.1 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors has decreased sequentially to 23 months or 11.5% compared to the second quarter. Based on current delivery schedules, we anticipate the average age of our fleet to moderately decline in the fourth quarter.

“For the balance of 2023, our baseline expectation for net capital equipment expenditures is $35 million to $40 million. Our capital investment plan reflects our priorities of growing the Dedicated fleet for new poultry related business, continuing to improve operational uptime and related operating costs, and maintaining a driver-friendly fleet. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “The Company’s steady performance in a weak freight market has been encouraging and reflects progress on our strategic plan.  Over the past two years, we reallocated a significant amount of fixed assets away from underperforming and highly cyclical legacy operations toward acquiring three high-performing, more steady businesses.  The result has been better margins, more stable earnings, and higher return on capital than I can remember during any prior freight market downturn.  While we are pleased with our model as it stands today, we are also optimistic about our ability to continue making incremental progress to improving it through our capital allocation program. For the fourth quarter, we expect our revenue and earnings to experience a modest decline sequentially due to a cyber-attack on a major customer in our Expedited division and the impact of the United Auto Workers strike in our Dedicated division, which has temporarily depressed load volumes and revenue per truck.  Entering 2024, we believe our more resilient operating model, together with the steps we are taking to reduce costs and inefficiencies, will continue to position Covenant to generate attractive returns and mitigate volatility across economic and freight market cycles.”

Conference Call Information

The Company will host a live conference call tomorrow, October 26, 2023, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "could," "would," "may," "will," "intends," "outlook," "focus," "seek," "potential," "mission," "continue," "goal," "target," "objective," derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to expected freight demand, volume, and rates, future growth, future revenue, operating income, operating expenses, and margins, future availability and covenant testing under our ABL credit facility, expected fleet age, operating efficiency, and cost, net capital expenditures, capital allocation alternatives, progress toward our strategic goals, the resiliency of our model, the expected impact of our acquisition of Lew Thompson & Son, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflict between Russia and Ukraine, expansion of such conflict to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President and Chief Operating Officer
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000s, except per share data)	2023	2022	% Change	2023	2022	% Change
Freight revenue	$253,377	$266,599	(5.0%)	$730,503	$791,069	(7.7%)
Fuel surcharge revenue	35,344	45,240	(21.9%)	99,085	129,732	(23.6%)
Total revenue	$288,721	$311,839	(7.4%)	$829,588	$920,801	(9.9%)
Operating expenses:
Salaries, wages, and related expenses	102,314	104,537		302,753	300,980
Fuel expense	35,173	42,471		100,692	126,457
Operations and maintenance	16,984	22,468		50,328	60,248
Revenue equipment rentals and purchased transportation	72,046	78,943		203,045	244,281
Operating taxes and licenses	3,381	3,238		10,161	8,718
Insurance and claims	13,074	12,947		36,810	35,752
Communications and utilities	1,254	1,339		3,753	3,723
General supplies and expenses	11,774	11,201		38,169	28,416
Depreciation and amortization	18,182	14,357		51,701	41,734
Gain on disposition of property and equipment, net	(602)	(38,721)		(12,380)	(39,287)
Total operating expenses	273,580	252,780		785,032	811,022
Operating income	15,141	59,059		44,556	109,779
Interest expense, net	2,637	935		5,530	2,256
Income from equity method investment	(5,335)	(7,400)		(16,659)	(21,261)
Income from continuing operations before income taxes	17,839	65,524		55,685	128,784
Income tax expense	4,483	15,563		13,701	32,130
Income from continuing operations	13,356	49,961		41,984	96,654
Income from discontinued operations, net of tax	150	525		450	525
Net income	$13,506	$50,486		$42,434	$97,179
Basic earnings per share
Income from continuing operations	$1.03	$3.47		$3.21	$6.24
Income from discontinued operations	$0.01	$0.04		$0.03	$0.03
Net income	$1.04	$3.50		$3.24	$6.27
Diluted earnings per share
Income from continuing operations	$0.98	$3.36		$3.06	$6.09
Income from discontinued operations	$0.01	$0.04		$0.03	$0.03
Net income	$0.99	$3.39		$3.09	$6.12
Basic weighted average shares outstanding (000s)	12,947	14,405		13,082	15,495
Diluted weighted average shares outstanding (000s)	13,679	14,892		13,739	15,875

	Segment Freight Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000's)	2023	2022	% Change	2023	2022	% Change
Expedited - Truckload	$91,689	$91,630	0.1%	$259,316	$264,996	(2.1%)
Dedicated - Truckload	66,936	74,778	(10.5%)	202,561	223,652	(9.4%)
Combined Truckload	158,625	166,408	(4.7%)	461,877	488,648	(5.5%)
Managed Freight	69,713	78,382	(11.1%)	193,868	244,814	(20.8%)
Warehousing	25,039	21,809	14.8%	74,758	57,607	29.8%
Consolidated Freight Revenue	$253,377	$266,599	(5.0%)	$730,503	$791,069	(7.7%)

	Truckload Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Average freight revenue per loaded mile	$2.64	$2.79	(5.4%)	$2.66	$2.74	(2.9%)
Average freight revenue per total mile	$2.33	$2.46	(5.3%)	$2.34	$2.43	(3.7%)
Average freight revenue per tractor per week	$5,677	$5,462	3.9%	$5,618	$5,379	4.4%
Average miles per tractor per period	32,076	29,154	10.0%	93,480	86,483	8.1%
Weighted avg. tractors for period	2,126	2,318	(8.3%)	2,108	2,329	(9.5%)
Tractors at end of period	2,149	2,280	(5.7%)	2,149	2,280	(5.7%)
Trailers at end of period	5,871	5,420	8.3%	5,871	5,420	8.3%

	Selected Balance Sheet Data
($s in '000's, except per share data)	9/30/2023	12/31/2022
Total assets	$892,158	$796,645
Total stockholders' equity	$394,024	$377,128
Total indebtedness, comprised of total debt and finance leases, net of cash	$183,449	$46,356
Net Indebtedness to Capitalization Ratio	31.8%	10.9%
Leverage Ratio(1)	1.68	0.34
Tangible book value per end-of-quarter basic share	$16.91	$19.97

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
GAAP Presentation	2023	2022	bps Change	2023	2022	bps Change
Total revenue	$288,721	$311,839		$829,588	$920,801
Total operating expenses	273,580	252,780		785,032	811,022
Operating income	$15,141	$59,059		$44,556	$109,779
Operating ratio	94.8%	81.1%	1,370	94.6%	88.1%	650

Non-GAAP Presentation	2023	2022	bps Change	2023	2022	bps Change
Total revenue	$288,721	$311,839		$829,588	$920,801
Fuel surcharge revenue	(35,344)	(45,240)		(99,085)	(129,732)
Freight revenue (total revenue, excluding fuel surcharge)	253,377	266,599		730,503	791,069

Total operating expenses	273,580	252,780		785,032	811,022
Adjusted for:
Fuel surcharge revenue	(35,344)	(45,240)		(99,085)	(129,732)
Amortization of intangibles (2)	(2,220)	(1,121)		(5,142)	(3,185)
Gain on disposal of terminals, net	-	38,542		7,627	38,542
Contingent consideration liability adjustment	(493)	(813)		(2,485)	(813)
Transaction and executive retirement	-	-		(2,158)	-
Adjusted operating expenses	235,523	244,148		683,789	715,834
Adjusted operating income	17,854	22,451		46,714	75,235
Adjusted operating ratio	93.0%	91.6%	140	93.6%	90.5%	310

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP Presentation - Net income	$13,506	$50,486	$42,434	$97,179
Adjusted for:
Amortization of intangibles (2)	2,220	1,121	5,142	3,185
Discontinued operations reversal of loss contingency (3)	(200)	(700)	(600)	(700)
Gain on disposal of terminal, net	-	(38,542)	(7,627)	(38,542)
Contingent consideration liability adjustment	493	813	2,485	813
Transaction and executive retirement	-	-	2,158	-
Total adjustments before taxes	2,513	(37,308)	1,558	(35,244)
Provision for income tax expense at effective rate	(631)	9,463	(294)	8,923
Tax effected adjustments	$1,882	$(27,845)	$1,264	$(26,321)
Tennessee works tax act	-	-	(1,000)	-
Non-GAAP Presentation - Adjusted net income	$15,388	$22,641	$42,698	$70,858

GAAP Presentation - Diluted earnings per share ("EPS")	$0.99	$3.39	$3.09	$6.12
Adjusted for:
Amortization of intangibles (2)	0.16	0.08	0.37	0.20
Discontinued operations reversal of loss contingency(3)	(0.01)	(0.05)	(0.04)	(0.04)
Gain on disposal of terminal, net	-	(2.59)	(0.55)	(2.43)
Contingent consideration liability adjustment	0.04	0.05	0.18	0.05
Transaction and executive retirement	-	-	0.16	-
Total adjustments before taxes	0.19	(2.51)	0.12	(2.22)
Provision for income tax expense at effective rate	(0.05)	0.64	(0.02)	0.56
Tennessee works tax act	-	-	(0.07)	-
Tax effected adjustments	$0.14	($1.87)	$0.03	-
Non-GAAP Presentation - Adjusted EPS	$1.13	$1.52	$3.12	$4.46

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended September 30,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$113,419	$80,242	$193,661	$69,713	$25,347	$117,793	$93,423	$211,216	$78,382	$22,241
Total operating expenses	105,897	77,266	$183,163	$65,971	24,446	87,133	74,007	161,140	69,777	21,863
Operating income	$7,522	$2,976	$10,498	$3,742	$901	$30,660	$19,416	$50,076	$8,605	$378
Operating ratio	93.4%	96.3%	94.6%	94.6%	96.4%	74.0%	79.2%	76.3%	89.0%	98.3%

Non-GAAP Presentation
Total revenue	$113,419	$80,242	$193,661	$69,713	$25,347	$117,793	$93,423	$211,216	$78,382	$22,241
Fuel surcharge revenue	(21,730)	(13,306)	(35,036)	-	(308)	(26,163)	(18,645)	(44,808)	-	(432)
Freight revenue (total revenue, excluding fuel surcharge)	91,689	66,936	158,625	69,713	25,039	91,630	74,778	166,408	78,382	21,809

Total operating expenses	105,897	77,266	183,163	65,971	24,446	87,133	74,007	161,140	69,777	21,863
Adjusted for:
Fuel surcharge revenue	(21,730)	(13,306)	(35,036)	-	(308)	(26,163)	(18,645)	(44,808)	-	(432)
Amortization of intangibles (2)	(534)	(1,315)	(1,849)	(112)	(259)	(534)	(293)	(827)	(35)	(259)
Gain on disposal of terminal, net	-	-	-	-	-	21,223	17,319	38,542	-	-
Contingent consideration liability adjustment	(493)	-	(493)	-	-	(813)	-	(813)	-	-
Adjusted operating expenses	83,140	62,645	145,785	65,859	23,879	80,846	72,388	153,234	69,742	21,172
Adjusted operating income	8,549	4,291	12,840	3,854	1,160	10,784	2,390	13,174	8,640	637
Adjusted operating ratio	90.7%	93.6%	91.9%	94.5%	95.4%	88.2%	96.8%	92.1%	89.0%	97.1%
	Nine Months Ended September 30,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$318,388	$241,680	$560,068	$193,868	$75,652	$338,234	$279,136	$617,370	$244,814	$58,617
Total operating expenses	295,775	$228,314	$524,089	$186,963	$73,980	$283,632	$254,199	$537,831	$216,752	$56,439
Operating income	$22,613	$13,366	$35,979	$6,905	$1,672	$54,602	$24,937	$79,539	$28,062	$2,178
Operating ratio	92.9%	94.5%	93.6%	96.4%	97.8%	83.9%	91.1%	87.1%	88.5%	96.3%

Non-GAAP Presentation
Total revenue	$318,388	$241,680	$560,068	$193,868	$75,652	$338,234	$279,136	$617,370	$244,814	$58,617
Fuel surcharge revenue	(59,072)	(39,119)	($98,191)	-	(894)	(73,238)	(55,484)	(128,722)	-	(1,010)
Freight revenue (total revenue, excluding fuel surcharge)	259,316	202,561	461,877	193,868	74,758	264,996	223,652	488,648	244,814	57,607

Total operating expenses	295,775	228,314	524,089	186,963	73,980	283,632	254,199	537,831	216,752	56,439
Adjusted for:
Fuel surcharge revenue	(59,072)	(39,119)	(98,191)	-	(894)	(73,238)	(55,484)	(128,722)	-	(1,010)
Amortization of intangibles (2)	(1,600)	(2,583)	(4,183)	(182)	(777)	(1,423)	(879)	(2,302)	(106)	(777)
Gain on disposal of terminal, net	3,928	3,699	7,627	-	-	21,223	17,319	38,542	-	-
Contingent consideration liability adjustment	(2,485)	-	(2,485)	-	-	(813)	-	(813)	-	-
Transaction and executive retirement	(1,113)	(876)	(1,989)	(90)	(79)	-	-	-	-	-
Adjusted operating expenses	235,433	189,435	424,868	186,691	72,230	229,381	215,155	444,536	216,646	54,652
Adjusted operating income	23,883	13,126	37,009	7,177	2,528	35,615	8,497	44,112	28,168	2,955
Adjusted operating ratio	90.8%	93.5%	92.0%	96.3%	96.6%	86.6%	96.2%	91.0%	88.5%	94.9%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

 Back to Form 8-K